Exhibit 99

FOR IMMEDIATE RELEASE

Summary:         Jenny Morgan Elected Director of

Mercantile Bankshares Corporation

BALTIMORE, MARYLAND, March 9, 2004 - Edward J. Kelly III, Chairman, President and Chief Executive Officer of Mercantile Bankshares Corporation (Nasdaq: MRBK), today announced the election of Jenny G. Morgan to the Boards of Directors of both Mercantile Bankshares Corporation and Mercantile-Safe Deposit and Trust Company.

Ms. Morgan is President and Chief Executive Officer of ViPS, a privately held healthcare business intelligence solutions company. Prior to being named CEO in 1997, she was responsible for a number of areas critical to the business, including Account Services, Product Operations, R&D and Marketing. Under her leadership, revenues have more than doubled, and for three consecutive years the firm was named one of Maryland’s fastest growing technology companies by Deloitte & Touche.

Ms. Morgan holds a Masters in Administrative Sciences from The Johns Hopkins University and a BA in Economics from Brandeis University. In addition to her extensive business activities, she sits on a number of industry and nonprofit boards, including the Greater Baltimore Technology Council, the Greater Baltimore Committee, the Maryland Food Bank and Towson University’s e-Business Advisory Board.

“I am delighted to welcome such a distinguished individual to the board,” said Mr. Kelly. “We will all benefit from her experience and advice.”

Mercantile Bankshares Corporation, with assets of nearly $14 billion, is a multibank holding company headquartered in Baltimore. It has 16 banking affiliates in Maryland, one banking affiliate in Delaware and three in Virginia. Additional information is available at www.mercantile.com.

Contacts:
David E. Borowy	Janice M. Davis
Investor Relations	Corporate Communications
410-347-8361	410-237-5971

david.borowy@mercantile.net	janice.davis@mercantile.net